                                             EXHIBIT 99.1

                                                                                                                 News

For Immediate Release	Contact:
December 1, 2009	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES ELECTS ROBERT L. CLARK, Ph.D.
TO BOARD OF DIRECTORS
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NEW YORK, December 1—Minerals Technologies Inc. (NYSE: MTX) announced today that its Board of Directors has elected Robert L. Clark, Ph.D., Dean of the Hajim School of Engineering and Applied Sciences at the University of Rochester, a member of the board.
“We are very pleased to have someone of Dr. Clark’s caliber on our Board of Directors,” said Joseph C. Muscari, Chairman and Chief Executive Officer. “He will bring a wealth of knowledge and expertise—particularly in nanoscience—to our initiatives to bring new, innovative products to market.”
Dr. Clark was named to his present position on 2008. Before joining the University of Rochester, he spent 16 years at Duke University, where he was appointed Assistant Professor in 1992. During his tenure at Duke, Dr. Clark assumed roles of increasing responsibility including Senior Associate Dean from 2002 to 2007, Chair of the Mechanical Engineering and Materials Science Department in 2007 and Dean of the Pratt School of Engineering from 2007 to 2008.
Dr. Clark received his bachelors, masters and doctorate degrees in Mechanical Engineering from Virginia Polytechnic Institute and State University. Between 1993 and 1996, he was Vice President and Senior Research Scientist at Adaptive Technologies in Blacksburg, Virginia.  A holder of three patents relating to acoustics and co-author of Adaptive Structures: Dynamics and Control, he has founded and consulted to several start-up companies, and has published widely in journals. Dr. Clark’s research interests include dynamic systems and control, acoustics, nanoscience and nanoengineering.
Dr. Clark is a Fellow of the Acoustical Society of America; a Fellow of the American Society of Mechanical Engineers; an Associate Fellow of the American Institute of Aeronautics and Astronautics; a member of the American Society of Engineering Educators; and a member of the Biophysical Society. From 2005 to 2006, Dr. Clark served as a member of the Governor’s Task Force on Nanotechnology and North Carolina’s Economy.
Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.1 billion in 2008.

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For further information about Minerals Technologies Inc. look on the Internet at http://www.mineralstech.com/